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                                                                     EXHIBIT 3.9

                           ARTICLES OF INCORPORATION
                                       OF
                                HP/COMPTON, INC.
                                ----------------

     ONE:  The name of this corporation is HP/Compton, Inc.
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     TWO:  The purpose of this corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE:  The name and address of this corporation's initial agent for
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service of process is:

          G. Michael Finnigan
          1050 South Prairie Avenue
          Inglewood, California  90301

     FOUR:  This corporation is authorized to issue one class of shares of
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stock; the total number of said shares is l00,000.

     FIVE:  The liability of the directors of this corporation for monetary
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damages shall be eliminated to the fullest extent permissible under California law.

     SIX:  This corporation is authorized to indemnify the directors and
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officers of this corporation to the fullest extent permissible under California law.

     Dated:  July 20, 1995


                               /s/ S.A. MORGAN
                              ________________________________
                              S. A. Morgan, Incorporator